Exhibit 99.1

Gulf Island Fabrication, Inc. Reports First Quarter Earnings

HOUSTON--(BUSINESS WIRE)--April 24, 2014--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $3.5 million ($0.24 earnings per share) on revenue of $134.7 million for its first quarter ended March 31, 2014, compared to net income of $2.8 million ($0.19 earnings per share) on revenue of $150.4 million for the first quarter ended March 31, 2013.

The company had a revenue backlog of $271.4 million and a labor backlog of approximately 2.5 million man-hours at March 31, 2014, including commitments received through April 14, 2014, compared to a revenue backlog of $358.7 million and a labor backlog of 3.3 million man-hours reported as of December 31, 2013.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	March 31,	December 31,
	2014	2013
Cash and cash equivalents	$23,178	$36,569
Total current assets	173,126	201,996
Property, plant and equipment, at cost,net	234,660	223,555
Total assets	408,459	426,234
Total current liabilities	93,364	112,275
Debt	-	-
Shareholders' equity	277,916	275,562

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, April 25, 2014, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended March 31, 2014. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.220.8450. A digital rebroadcast of the call is available two hours after the call and ending May 02, 2014 by dialing 1.888.203.1112, replay passcode: 1867876.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013

Revenue	$134,690	$150,422
Cost of revenue	125,917	143,718
Gross profit	8,773	6,704
General and administrative expenses	3,373	2,355
Operating income	5,400	4,349

Other income (expense):
Interest expense	(24)	(64)
Interest income	3	1
Other income (expense)	(104)	-
	(125)	(63)

Income before income taxes	5,275	4,286

Income taxes	1,740	1,499

Net income	$3,535	$2,787

Per share data:

Basic earnings per share - common shareholders	$0.24	$0.19

Diluted earnings per share - common shareholders	$0.24	$0.19

Weighted-average shares	14,496	14,455
Effect of dilutive securities: employee stock options	-	6
Adjusted weighted-average shares	14,496	14,461

Depreciation and amortization included in expense above	$6,379	$6,126

Cash dividend declared per common share	$0.10	$0.10

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 713-714-6100
Chief Executive Officer
or
Jeffrey M. Favret, 713-714-6100
Chief Financial Officer